                            COMPUTER TASK GROUP, INC.


                                    EXHIBIT A


SUBSIDIARY ACQUIRING SECURITIES                                   CLASSIFICATION
--------------------------------------------------------------------------------
Fleet National Bank                                                   Bank
Fleet Investment Advisors, Inc.                                       Bank